UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2013

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1220 – 666 Burrard Street, Vancouver, BC, Canada	V6C 2X6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 604-685-0076
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2013, our board of directors received and accepted the resignation of Mr. David Johnson as president, chief executive officer, treasurer and secretary and as a director of our company with effect from April 2, 2013. Mr. Johnson’s resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise. No successor has been appointed to fill the vacancies resulting from Mr. Johnson’s departure. Our board of directors now consists of Parvez Tyab and Dr. Arthur Halleran.

Item 8.01	Other Items

On October 12, 2010 the Bulgarian Council of Ministers granted to the Company a permit for the exploration and prospecting of the “Vranino 1-11 block”, an oil and natural gas prospect located in the Dobroudja Basin in north eastern Bulgaria. On October 25, 2010 an appeal against the Bulgarian Council of Ministers’ decision was filed with the Supreme Administrative Court of Bulgaria by a competitive bidder. On July 17, 2012, the Court upheld our Company’s claim to the Vranino prospect and rejected the appeal. On September 14, 2012, our Company was served with an appeal against the July 17, 2012 Supreme Administrative Court of Bulgaria’s decision to uphold the award of the Vranino permit to us.

Subsequently, on April 3, 2012, after review by a five judge panel for the Supreme Administrative Court of the Republic of Bulgaria, the Court remanded the appeal against our exploration and prospecting permit for Vranino 1-11 to a three judge panel for further explanation and judicial reasoning. No decision was made as to the merits of the appeal claim itself.

As a result, of the appeal, significant delays will occur and our company will not be able to commence its work program as previously expected during 2013. It is uncertain whether our company will ultimately retain the exploration permit. This will be subject to further legal decisions by the Court. Our company's position on the matter is that the appeal has no merit and it will continue to pursue the validity of the permit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

/s/ Parvez Tyab
Parvez Tyab
Director

Date: April 9, 2013